Exhibit 99.1

Contacts:	Evan Pondel
Rick Kline	PondelWilkinson, Inc.
IPC The Hospitalist Company, Inc.	(310) 279-5980
(818) 766-3502	epondel@pondel.com

IPC The Hospitalist Company Reports First Quarter 2014 Financial Results

North Hollywood, CA—April 23, 2014—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the first quarter ended March 31, 2014. All operating results referred to as “adjusted” exclude the change in fair market value of contingent consideration (“net change in fair value”) for acquisitions. See “Reconciliation of Non-GAAP Financial Measures” below for explanations of these non-GAAP financial measures and reconciliation to GAAP financial measures.

First Quarter 2014 Highlights (comparisons are to first quarter 2013):

•	Net revenue increased 13% to $172.7 million, with same-market area net revenue growth of 8%.

•	Patient encounters increased 12% to 1,764,000.

•	Adjusted EBITDA increased 4% to $17.8 million.

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, said, “We are very pleased to have achieved growth of 13% in revenues, despite the spike last year in encounters from the unusual flu epidemic, plus severe weather conditions this year. While our operations were affected in the first quarter by the continued assimilation of 2013 acquisitions, the exit from a few contracted facilities and the impact of certain under-performing practices, overall our results for this quarter were in line with our internal forecast.”

Dr. Singer added, “We continue to anticipate seeing the benefit of our expanded recruiting resources in the second half of this year and coupled with our acquisition pipeline we are excited about the growth opportunities in both the acute and post-acute arenas for 2014 and beyond.”

First Quarter 2014

Patient encounters for the three months ended March 31, 2014 increased by 188,000, or 11.9%, to 1,764,000, compared with 1,576,000 for the same period in the prior year. Net revenue for the three months ended March 31, 2014 was $172.7 million, an increase of $19.6 million, or 12.8%, from $153.1 million for the same period in the prior year. Of this $19.6 million increase, 63% was attributable to same-market area growth, including tuck-in acquisitions and new hires, and 37% was attributable to revenue generated from operations in new markets. Same-market revenue increased 8.1%, same-market encounters increased 6.5%, and same market patient revenue per encounter decreased 0.8%. The 0.8% decrease is largely due to the automatic cut in Medicare payments triggered by sequestration effective April 1, 2013. The remaining increase in same-market revenue was attributable to an increase in hospital stipends and medical directorship revenues.

Physician practice salaries, benefits and other expenses for the three months ended March 31, 2014 were $127.3 million, or 73.7% of net revenue, compared with $112.1 million, or 73.2% of net revenue, for the same period in the prior year. As a percentage of revenue, physician costs increased by 50 basis points compared to the prior year quarter. This increase is largely the result of the ongoing integration of 2013 acquisitions, the exit from certain contracted facilities and the impact of certain under-performing practices. The dollar increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period.

General and administrative expenses increased $3.8 million, or 15.9%, to $27.6 million, or 16.0% of net revenue, for the three months ended March 31, 2014, compared with $23.8 million, or 15.6% of net revenue, for the three months ended March 31, 2013. The increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs, incremental costs of supporting the Company’s post-acute business, expansion of the Company’s recruiting resources and other expenses. Excluding stock-based compensation, general and administrative expenses were 14.8% of net revenue for the three months ended March 31, 2014, compared with 14.4% of net revenue for the same period of 2013.

The net change in fair value of contingent consideration (“net change in fair value”) for acquisitions was a reduction to expense of $383,000 and $1,093,000 for the three months ended March 31, 2014 and 2013, respectively.

Adjusted EBITDA for the three months ended March 31, 2014 increased 3.8% to $17.8 million, or an adjusted EBITDA margin of 10.3%, compared with adjusted EBITDA of $17.2 million, or an adjusted EBITDA margin of 11.2% for the same period in 2013. The adjusted EBITDA margin decreased 90 basis points quarter-over-quarter. This decrease in margin is primarily related to increased practice and general and administrative costs as a percentage of revenue.

The effective tax rate for the three months ended March 31, 2014 and 2013 was 38.3%.

Adjusted net income for the three months ended March 31, 2014 increased 2.1% to $10.0 million, or a 5.8% adjusted net income margin, compared with adjusted net income of $9.8 million, or a 6.4% adjusted net income margin, for the same period in 2013. GAAP net income for the three months ended March 31, 2014 decreased to $10.3 million from $10.5 million for the three months ended March 31, 2013, and GAAP net income margin was 5.9% and 6.9% for the three months ended March 31, 2014 and 2013, respectively.

Adjusted diluted earnings per share for the three months ended March 31, 2014 and 2013 was $0.57. GAAP diluted earnings per share for the three months ended March 31, 2014 was $0.58, compared with $0.61 for the same period in 2013.

Liquidity and Capital Resources

As of March 31, 2014, IPC had approximately $63.0 million in liquidity, which is composed of $23.3 million in cash and cash equivalents, and an available line of credit of $39.7 million. IPC had borrowings of $85.0 million from its revolving line of credit outstanding at March 31, 2014.

Net cash provided by operating activities for the three months ended March 31, 2014 was $10.2 million compared with $13.9 million for the same period in 2013. The change in working capital during the three months ended March 31, 2014 was largely related to an increase in accounts receivable of $14.1 million, a decrease in prepaid expenses and other current assets of $4.3 million, an increase in accounts payable and accrued liabilities of $4.3 million, and an increase in accrued compensation of $2.8 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 58 DSO as of March 31, 2014, compared with 56 DSO as of December 31, 2013. The increase in DSO is primarily related to delayed Medicaid parity payments and a buildup of receivables from acquired practices. Medicaid parity represents an increase in Medicaid payments up to Medicare reimbursement levels for 2013 and 2014 in accordance with the Patient Protection and Affordable Care Act of 2010, as amended.

Net cash used in investing activities was $9.5 million for the three months ended March 31, 2014, compared with $10.8 million for the same period in 2013. Cash of $8.7 million was used during three months ended March 31, 2014 for physician practice acquisitions and contingent consideration payments on prior acquisitions, compared with $9.7 million in the same period of prior year.

For the three months ended March 31, 2014, net cash used in financing activities was $2.4 million, compared with net cash provided by financing activities of $1.7 million for the same period in 2013. In January 2014, the Company repaid $5.0 million of its outstanding revolving line of credit with cash generated from its operating activities.

2014 Guidance

The Company reaffirms its guidance for the full year 2014 and expects revenue to be in the range of $720 million to $732 million, an adjusted EBITDA range of $76 million to $79 million, and adjusted diluted earnings per share to be in the range of $2.41 to $2.51. The Company has provided this outlook based on assumptions of (i) weighted average shares outstanding of 17.6 million for the year, (ii) a 38.3% effective tax rate, (iii) $8.4 million in stock based compensation expense, and (iv) $6.0 million in depreciation and amortization expense. Not included in the assumptions are (i) new market acquisitions completed after today’s date, or (ii) future gains or losses related to changes in the fair value of contingent consideration of acquired practices.

Reconciliation of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures of adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted net income and adjusted diluted earnings per share.

During the three months ended March 31, 2014 and 2013, the Company reported a change in fair value of contingent consideration for acquired practices as operating expense pursuant to GAAP, which is referred to in this press release as the “net change in fair value of contingent consideration” or “net change in fair value”. The fair value of accrued contingent consideration is largely determined using the income approach for estimating future consideration to be paid based on projected earnings of acquired practices as of specified measurement dates. Because accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small or moderate change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations.

During the three months ended March 31, 2014 and 2013, the Company recorded a reduction to expense of $383,000 and $1,093,000, respectively, as a net change in fair value. In this press release, GAAP financial measurements of net income and diluted earnings per share, as well as a non-GAAP financial measurement of EBITDA have been adjusted to exclude the amount of the net change in fair value of contingent consideration. The Company believes that these non-GAAP financial measures are useful to management and investors reviewing financial and business trends related to its results of operations, and that when these non-GAAP financial measures are viewed with GAAP financial measures, investors are provided with a meaningful understanding of IPC’s ongoing operating and financial performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.

The following unaudited table reconciles non-GAAP financial information to net income and diluted earnings per share, which the Company believes are the most comparable GAAP measures (dollars in thousands, except for per share data):

	Three Months Ended March 31,
	2014			2013
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Income from operations	$16,964	$(383)	$16,581	$17,139	$(1,093)	$16,046
Investment income	1	—	1	2	—	2
Interest expense	(314)	—	(314)	(115)	—	(115)

Income before income taxes	16,651	(383)	16,268	17,026	(1,093)	15,933
Income tax provision (benefit)	6,377	(147)	6,230	6,521	(419)	6,102

Net Income	$10,274	$(236)	$10,038	$10,505	$(674)	$9,831

Earnings per share (diluted)	$0.58	$(0.01)	$0.57	$0.61	$(0.04)	$0.57

Weighted average shares (diluted)	17,567,583		17,567,583	17,125,940		17,125,940

The following unaudited table reconciles the non-GAAP financial measurement of adjusted EBITDA to income from operations, which the Company believes is the most comparable GAAP measures (dollars in thousands):

	Three Months Ended March 31,
	2014	2013
Income from operations (GAAP)	$16,964	$17,139
Plus: Depreciation and amortization	1,265	1,154

EBITDA (non-GAAP)	18,229	18,293
Less: Net change in fair value of contingent consideration	(383)	(1,093)

Adjusted EBITDA (non-GAAP)	$17,846	$17,200

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). A live webcast of the call will also be available in the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed at the same site beginning April 23, 2014 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until May 21, 2014 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its employed providers comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “2014 Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of the healthcare industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians and non-physician providers;

•	IPC’s ability to successfully identify, complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,274	$25,010
Accounts receivable, net	117,649	103,585
Insurance receivable for malpractice claims - current portion	12,076	11,653
Prepaid expenses and other current assets	15,076	19,378

Total current assets	168,075	159,626
Property and equipment, net	6,238	6,343
Goodwill	361,325	357,387
Other intangible assets, net	5,565	5,857
Insurance receivable for malpractice claims - less current portion	21,341	20,599

Total assets	$562,544	$549,812

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,746	$5,486
Accrued compensation	38,409	35,639
Payable for practice acquisitions, current portion	28,574	32,430
Medical malpractice and self-insurance reserves, current portion	12,690	12,211
Deferred tax liabilities, current portion	969	969

Total current liabilities	90,388	86,735
Long-term debt	85,000	90,000
Medical malpractice and self-insurance reserves, less current portion	45,353	44,044
Payable for practice acquisitions, less current portion	6,272	8,289
Deferred tax liabilities, less current portion	5,762	5,762

Total liabilities	232,775	234,830
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,125,914 and 17,015,580 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	17	17
Additional paid-in capital	172,439	167,926
Retained earnings	157,313	147,039

Total stockholders’ equity	329,769	314,982

Total liabilities and stockholders’ equity	$562,544	$549,812

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Net revenue	$172,726	$153,091
Operating expenses:
Cost of services—physician practice salaries, benefits and other	127,273	112,068
General and administrative	27,607	23,823
Net change in fair value of contingent consideration	(383)	(1,093)
Depreciation and amortization	1,265	1,154

Total operating expenses	155,762	135,952

Income from operations	16,964	17,139
Investment income	1	2
Interest expense	(314)	(115)

Income before income taxes	16,651	17,026
Income tax provision	6,377	6,521

Net income	$10,274	$10,505

Net income per share:
Basic	$0.60	$0.63

Diluted	$0.58	$0.61

Weighted average shares:
Basic	17,054,598	16,703,369

Diluted	17,567,583	17,125,940

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Operating activities
Net income	$10,274	$10,505
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,265	1,154
Stock-based compensation expense	1,965	1,735
Changes in assets and liabilities:
Accounts receivable	(14,064)	(12,136)
Prepaid expenses and other current assets	4,270	4,248
Accounts payable and accrued expenses	4,260	3,839
Accrued compensation	2,770	4,796
Medical malpractice and self-insurance reserves, net	623	899
Accrued contingent consideration	(1,189)	(1,093)

Net cash provided by operating activities	10,174	13,947

Investing activities
Acquisitions of physician practices	(8,740)	(9,691)
Purchase of property and equipment	(750)	(1,113)

Net cash used in investing activities	(9,490)	(10,804)

Financing activities
Repayments of long-term debt	(5,000)	—
Net proceeds from issuance of common stock	2,160	1,333
Excess tax benefits from stock-based compensation	420	317

Net cash (used in) provided by financing activities	(2,420)	1,650

Net (decrease) increase in cash and cash equivalents	(1,736)	4,793
Cash and cash equivalents, beginning of period	25,010	16,214

Cash and cash equivalents, end of period	$23,274	$21,007

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the five consecutive quarters ended March 31, 2014:

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Mar 31 2014
Patient encounters	1,576	1,513	1,509	1,613	1,764

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of five consecutive quarters ended March 31, 2014:

	Quarter Ended
	Mar 31 2013	Jun 30 2013	Sep 30 2013	Dec 31 2013	Mar 31 2014
Employed physicians	1,096	1,062	1,175	1,257	1,212
Nurse practitioners and physician assistants	360	372	395	508	501

Total	1,456	1,434	1,570	1,765	1,713